Exhibit 99.1
Media Contact:
Clark Finley, 203-578-2287
cfinley@websterbank.com
WEBSTER NAMES KAREN R. OSAR TO ITS BOARD OF DIRECTORS
WATERBURY, Conn., April 13, 2006 — Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., announced that its Board of Directors has elected Karen R. Osar to membership on Webster’s board, effective April 12, 2006.
Osar is executive vice president and chief financial officer of Chemtura Corporation, the specialty chemicals company in Middlebury, CT, having served in this capacity since 2004. Osar is responsible for managing the corporate controllership and treasury functions as well as tax, auditing and investor relations. She was previously senior vice president and chief financial officer of MeadWestvaco Corporation in Stamford, CT, and also served as vice president and treasurer of Tenneco Inc. in Houston, TX and Greenwich, CT. Prior to those positions, Osar spent nineteen years with J.P. Morgan & Company, reaching the position of managing director of corporate finance
Osar received a B.A. in Latin American Studies from Smith College and an M.B.A. in Finance from Columbia University.
Osar is a director of the Bank of New York Hamilton Mutual Funds and Encore Medical Corporation.
She resides in Wilton, CT.
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Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. With $17.8 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 157 banking offices, 304 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, Member FDIC and equal housing lender.

For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.WebsterOnline.com